Issuer Free Writing Prospectus
Dated February 9, 2009
(Supplementing Preliminary Prospectus Dated January 20, 2009)
Filed Pursuant to Rule 433
Registration Statement No. 333-152967
CHANGING WORLD TECHNOLOGIES, INC.
     The purpose of this Free Writing Prospectus is to summarize the principal changes to the initial preliminary prospectus, dated January 20, 2009 (the “Preliminary Prospectus”), of Changing World Technologies, Inc. (the “Company”). Unless the context otherwise requires or indicates, the terms “CWT,” “Changing World Technologies,” “Company,” “we,” “our” and “us” are used in this Free Writing Prospectus in the same manner as in the Preliminary Prospectus.
Recent Developments
      On February 6, 2009, we entered into a renewable diesel fuel oil sales contract with Carlisle Power Transmission Products, Inc. (“Carlisle”) whereby Carlisle agreed to purchase approximately 1.35 million gallons of renewable diesel annually from us for a term of two years beginning upon completion of Carlisle’s boiler conversion, subject to certain termination conditions. The price for the first year is $0.59 per MMBtu below the lower of Carlisle’s monthly natural gas cost or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price. The price reflects a $0.23 per MMBtu discount for renewable fuel purchase and a $0.36 per MMBtu allowance to repay boiler system conversion costs during the term of the contract. The price for the second year is $0.57 per MMBtu below the lower of Carlisle’s monthly natural gas cost or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price. The price reflects a $0.21 per MMBtu discount for renewable fuel purchased and a $0.36 MMBtu allowance to repay boiler system conversion costs during the term of the contract.
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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-673-6476, fax 1-610-725-1167, or write to: WR Hambrecht + Co, P.O. Box 677, Berwyn, PA 19312-0677.
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